Exhibit 10.16.2

Walter Energy, Inc.

Management Change-in-Control Severance Agreement

For: Robert Kerley

Adopted: June, 2012

Walter Energy, Inc.

Management Change-in-Control Severance Agreement

THIS MANAGEMENT CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made and entered into this     day of June 2012, by and between Walter Energy, Inc. (the “Company”), a Delaware corporation, and (Name) (the “Employee”).

WHEREAS, the Company is desirous of assuring, insofar as possible, that it will continue to have the benefit of the Employee’s services; and the Employee is desirous of having such assurances; and

WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Employee’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Employee to the detriment of the Company and its shareholders; and

WHEREAS, both the Company and the Employee are desirous that any proposal for a Change in Control will be considered by the Employee objectively and with reference only to the business interests of the Company and its shareholders; and

WHEREAS, the Employee will be in a better position to consider the Company’s best interests if the Employee is afforded reasonable assurances, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Definitions

Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)        “Agreement” means this Management Change-in-Control Severance Agreement, as it may be amended from time to time.

(b)         “Base Salary” means current annual “Base Salary.”

(c)         “Board” means the Board of Directors of the Company.

(d)         “Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)           willful and continued refusal to perform the duties of the Employee’s position (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness);

(ii)          the Employee’s conviction or guilty plea of a felony involving fraud or dishonesty;

(iii)         theft or embezzlement by the Employee of property from the Company; or

(iv)        fraudulent preparation by the Employee of financial information of the Company or any subsidiary or affiliate.

(e)         “Change in Control” of the Company shall mean the occurrence of any one or more of the following events:

(i)                                A change in the effective control of the Company, which occurs only on either of the following dates:

(A)   The date any Person or Group (other than the Company, any Subsidiary of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, such Subsidiary or such proportionately owned corporation), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by any such Person or Group) ownership of stock of the Company representing more than thirty percent (30%) of the total voting power of the stock of the Company; or

(B)   The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided that, in any event, the transaction must constitute a “change in the effective control” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5)(vi).

(ii)                             The date any Person or Group (other than the Company, any Subsidiary of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or any trustee or other fiduciary holding securities under an  employee benefit plan of the Company, such Subsidiary or such proportionately owned corporation) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) all or substantially all of the Company’s assets; provided that the transaction must constitute a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5)(vii).

(f)          “Code” means the Internal Revenue Code of 1986, as amended.

(g)         “Committee” means the Compensation and Human Resources Committee of the Board, or, if no Compensation and Human Resources Committee exists, then the full Board, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(h)         “Company” means Walter Energy, Inc., a Delaware corporation, or any successor thereto as provided in Article 8 herein.

(i)          “Constructive Termination” means the Employee’s voluntary Separation from Service for Good Reason; provided that a voluntary Separation from Service shall be a Constructive Termination only if (x) Employee provides written notice of the facts or circumstances constituting a Good Reason condition to the Company within 30 days after the initial existence of the Good Reason condition, (y) the Company does not remedy the Good Reason condition within 30 days after it receives such notice, and (z) the voluntary

Separation from Service occurs within 90 days after the initial existence of the Good Reason condition. The foregoing definition of Constructive Termination is intended to qualify for the safe harbor under Treasury Regulation section 1.409A-1 (n)(2)(ii) for treating a voluntary separation from service as an involuntary separation from service.

(j)          “Disability” or “Disabled” means “Disability” as defined in the Employment Letter Agreement.

(k)         “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(l)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)        “Good Reason” means the occurrence of any of the following conditions after a Change in Control of the Company (in each case arising without the Employee’s consent);

(i)           A material diminution of the Employee’s authority, duties or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control;

(ii)          The Company requiring the Employee to be based at a location in excess of fifty (50) miles from the location of the Employee’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Employee’s then present business travel obligations;

(iii)         A material reduction by the Company of the Employee’s Base Salary; or

(iv)        A material breach of this Agreement by the Company, including Section 8.1.

Unless the Employee becomes Disabled, the Employee’s right to terminate employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness. The Employee’s continued employment shall not, by itself, constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(n)         “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(o)         “Involuntary Termination” means the Employee’s involuntary Separation from Service within the meaning of Treasury Regulation Section 1.409A-1 (n)(1).

(p)         “Normal Retirement Age” means the earliest normal retirement age available under the established rules of the Company’s tax-qualified retirement plans, as they may be amended from time to time, in which the Employee is eligible to participate.

(q)         “Notice of Termination” shall mean a written notice, which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

(r)          “Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(s)          “Qualifying Termination” means a Separation from Service described in Section 2. 2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(t)          “Separation from Service” means the Employee’s “separation from service” from Employee’s employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulation Section 1.409A-1 (h). For this purpose, Employee’s “employer” is the Company and every entity or other person which collectively with the Company constitutes a single “service recipient” (as that term is defined in Treasury Regulation Section 1.409A-1(g)) as the result of the application of the rules of Treasury Regulation Section 1.409A-1 (h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the service recipient / employer for this purpose.

(u)         “Specified Employee” means a “specified employee” of the service recipient that includes the Company (as determined under Treasury Regulation Section 1.409A-1 (g)) within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1 (i), as determined in accordance with the procedures adopted by such service recipient that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulation Section 1.409A-1 (i).

(v)         “Severance Benefits” mean the payment of severance compensation as provided in Section 2.3 herein.

(w)        “Subsidiary” means “subsidiary,” as defined in Section 3 of the Exchange Act.

(x)         “Target Bonus” means Target Bonus as defined under the terms and conditions of the executive incentive plan in effect at the time of a Qualifying Termination.

Article 2. Severance Benefits

2.1     Right to Severance Benefits. The Employee shall be entitled to receive from the Company Severance Benefits, if there has been a Change in Control of the Company and if, within twenty-four (24) calendar months thereafter, the Employee experiences a Qualifying Termination.

The Employee shall not be entitled to receive Severance Benefits if he experiences an Involuntary Termination for Cause, a Separation from Service due to his death or Disability, a voluntary Separation from Service after attaining his Normal Retirement Age, or a voluntary Separation from Service that is not a Constructive Termination.

2.2     Qualifying Termination. The occurrence of any one of the following events within twenty- four (24) calendar months after a Change in Control of the Company shall trigger the payment of Severance Benefits to the Employee under this Agreement:

(a)   An Involuntary Termination without Cause; or

(b)   A Constructive Termination.

For purposes of this Agreement, a Qualifying Termination shall not include a Separation from Service due to the Employee’s death or Disability, a voluntary Separation from Service after attaining his Normal Retirement Age, a voluntary Separation from Service that is not a Constructive Termination or an Involuntary Termination for Cause.

2.3     Description of Severance Benefits. In the event the Employee becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, subject to the Employee’s execution, delivery and non-revocation of a waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit A on or prior to the 45th day following the Effective Date of Termination, the Company shall pay or provide, as the case may be, to the Employee the following Severance Benefits:

(a)        A lump-sum amount equal to the Employee’s accrued but unpaid Base Salary, accrued but unused vacation pay and unreimbursed business expenses (in accordance with the standard reimbursement policy applicable to the Employee then in effect) earned by and owed to the Employee through and including the Effective Date of Termination.

(b)        A lump-sum amount equal to the sum of the following: (i) the higher of: (A) the Employee’s Base Salary in effect upon the Effective Date of Termination, or (B) the Employee’s Base Salary in effect on the date of the Change in Control; and (ii) the average of the actual annual bonus earned (whether or not deferred) by the Employee under the Company’s Executive Incentive Plan (or successor annual bonus plan) (“EIP”) (excluding any special bonus payments) in respect of the three (3) years preceding the year in which the Employee’s Effective Date of Termination occurs. For the avoidance of doubt, any such applicable bonus will be annualized for any partial year, to the extent applicable. If the Employee has less than three (3) years of annual bonus participation preceding the year in which the Employee’s Effective Date of Termination occurs, then the Employee’s Target Bonus for the bonus plan year in which the Employee’s Effective Date of Termination occurs shall be used for each year that the Employee did not participate in the EIP, up to a maximum of three (3) years, to calculate the three (3) year average bonus payment.

(c)         The Employee shall continue to be entitled to receive payments or benefits under any annual bonus plan and/or long-term incentive plans, whether cash-based or equity-based, or retirement plans and insurance plans in which Employee is a participant, if any, in each case in accordance with the terms and conditions of such plans,

(d)        A pro-rata bonus under the EIP based on the portion of the year actually worked up to the Effective Date of Termination and computed based on actual annual performance. Such pro-rata bonus shall be paid during the year following the year that includes the Effective Date of Termination in accordance with the terms of the EIP.

(e)         Continuation for twelve (12) months of the Employee’s medical insurance and life insurance coverage. These benefits shall be provided by the Company to the Employee beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Employee at the same coverage level and cost to the Employee as in effect immediately prior to the Employee’s Effective Date of Termination.

To the extent permitted by law, the Employee shall qualify for COBRA health care continuation coverage under Section 4980B of the Code or any replacement or successor provision of United States tax law, beginning upon the expiration of the aforementioned twelve (12) month period.

Notwithstanding the above, these medical and life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Employee receives substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Employee shall send written notice of the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company, in writing, correct, complete, and timely information concerning the same to the extent requested by the Company.

(f)         For a period of up to twelve (12) months following the Effective Date of Termination, the Employee shall be entitled, at the expense of the Company, to receive standard outplacement services through DBM or such other nationally recognized outplacement firm as may be reasonably selected by the Company. However, the Company’s total obligation shall not exceed thirty-five percent (35%) of the Employee’s Base Salary in effect upon the Effective Date of Termination, and such Company obligation shall end prior to the end of the twelve (12) month period upon the Employee becoming employed by a subsequent employer.

2.4     Termination due to Disability. Following a Change in Control, if the Employee experiences a Separation from Service due to Disability, the Employee’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

2.5     Termination due to Retirement or Death. Following a Change in Control, if the Employee experiences a Separation from Service by reason of a voluntary Separation from Service after attaining his Normal Retirement Age, or by reason of his death, the Employee’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable plans and programs then in effect.

2.6     Termination for Cause or by the Employee Other Than for Good Reason. Following a Change in Control, if the Employee experiences (i) an Involuntary Termination for Cause, or (ii) a voluntary Separation from Service that is not a Constructive Termination, the Company shall pay the Employee his accrued but unpaid Base Salary at the rate then in effect and accrued but unused vacation pay. Further, the Employee shall continue to be entitled to receive payments or benefits under any annual bonus plan and/or long-term incentive plans, whether cash-based or equity-based, or retirement plans and insurance plans in which Employee is a participant, if any, in each case in accordance with the terms and conditions of such plans.

2.7     Notice of Termination. Any Involuntary Termination by the Company for Cause or voluntary Separation from Service by the Employee that is not a Constructive Termination shall be communicated by Notice of Termination to the other party.

2.8     Limitation on Severance Benefits.

(a)         Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of the Employee’s employment with the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called “Total Payments”) would be an “excess parachute payment” pursuant to Section 280G of the Code or any successor or substitute provision of the Code, with the effect that the Employee would be liable for the payment of the excise tax described in Section 4999 of the Code or any successor or substitute provision of the Code, or any interest or penalties are incurred by the Employee with respect to such Total Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash payments provided in Section 2.3 herein shall first be reduced, and the non-cash payments and benefits shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax. Notwithstanding the foregoing, no payments or benefits under this Agreement will be reduced unless: (i) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than (ii) the excess of (A) the net amount of such Total Payments, without reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments), over (B) the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments.

(b)                            Subject to the provisions of Section 2.8(c) below, all determinations required to be made under this Section 2.8, and the assumptions to be utilized in arriving at such determinations shall be made by the public accounting firm that serves the Company’s auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Company or the Employee that there have been Total Payments, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, except as provided in Section 2.8(c) below.

(c)                             As a result of an uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency may claim that an Excise Tax, or a greater Excise Tax, is due, and thus the Company should have made a lesser amount of Total Payments than that determined pursuant to Section 2.8(a) above. The Employee shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require the Employee to pay an Excise Tax or an additional Excise Tax. If the IRS or other agency makes a claim that, if successful, could require the Employee to pay an Excise Tax or an additional Excise Tax, the Company shall reduce or further reduce the Employee’s payments and benefits in accordance with this Section 2.8 to the amount necessary to eliminate such Excise Tax or additional Excise Tax. Any reduction will be made by the end of the second calendar year following the Change in Control.

Article 3. Form and Timing of Severance Benefits

3.1     Form and Timing of Severance Benefits.

(a)                            The amount described in Section 2.3(a) herein and, except as provided in Section 3.1(b) herein, the amount described in Section 2.3(b) herein shall be paid in cash to the Employee in a single lump sum on the 60th day following the Effective Date of Termination.

(b)                            Notwithstanding anything to the contrary in this Agreement, if the Employee is a Specified Employee on the Effective Date of Termination, to the extent that the Employee is entitled to receive any benefit or payment under this Agreement that constitutes deferred compensation within the meaning of Section 409A of the Code before the date that is six (6) months after the Effective Date of Termination, such benefits or payments shall not be provided or paid to the Employee on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum to the Employee on the first business day after the date that is six (6) months after the Effective Date of Termination (or, if earlier, within fifteen (15) days following the Employee’s date of death). If the Employee is required to pay for a benefit that is otherwise required to be provided by the Company under this Agreement by reason of this Section 3.1(b), the Employee shall be entitled to reimbursement for such payments on the first business day after the date that is six (6) months after the Effective Date of Termination (or, if earlier, within fifteen (15) days following the Employee’s date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the Effective Date of Termination shall not be affected by this Section 3.1(b) and shall be provided or paid in accordance with the payment schedule applicable to such benefit or payment under this Agreement. Prior to the imposition of the six month delay as set forth in this Section 3.1(b), it is intended that (i) each installment under this Agreement be regarded as a separate “payment” for purposes of Section 409A of the Code, and (ii) all benefits or payments provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulation Section 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 3.1(b) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

3.2     Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

3.3     Reimbursement and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, to the extent this Agreement provides for reimbursements of expenses incurred by the Employee or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Code, the following terms apply with respect to such reimbursements or benefits: (1) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time specifically provided herein; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) all reimbursements will be made upon the Employee’s request in accordance with the Company’s normal policies but no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (4) the right to the reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.

Article 4. Restrictive Covenants

In consideration of the Severance Benefits, the following shall apply:

(a)                         Noncompetition. During the term of employment and for a period of twelve (12) months after the Employee’s employment terminates for any reason, the Employee shall not with respect to the coal industry: (i) directly or indirectly act in concert or conspire with any person employed by the Company or any of its subsidiaries in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company and its subsidiaries as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in, any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company and its subsidiaries as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Employee may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Exchange Act).

(b)                         Confidentiality. The Company has advised the Employee and the Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently and the Employee shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Employee’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company or any of its subsidiaries to enter the public domain.

For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company and its subsidiaries, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its subsidiaries and their respective agents or employees, including the Employee; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c)                          Nonsolicitation. During the term of employment and for a period of twelve (12) months after the Employee’s employment terminates for any reason, the Employee shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or any of its subsidiaries.

(d)                         Cooperation. The Employee agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to the Employee’s employment by the Company or any of its subsidiaries.

(e)                          Nondisparagement. At all times, the Employee agrees not to disparage the Company or any of its subsidiaries or otherwise make comments harmful to the Company’s reputation.

Article 5. Claw-Back

5.1        Claw-Backs. If any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Committee may, in its sole discretion but acting in good faith, direct that the Company recover all or a portion of the Severance Benefits under this Agreement from the Employee with respect to any fiscal year in which the Company’s financial statements are restated to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct. For purposes of this Section 5.1, errors, omissions, fraud, or misconduct may include and is not limited to circumstances where the Company has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the Securities and Exchange Commission, and the Committee has determined in its sole discretion that the Employee had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company, or the Employee personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

Article 6. The Company’s Payment Obligation

6.1        Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right, which the Company may have against the Employee or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and, except as expressly provided for in Section 5.1, the Company shall not seek to recover all or any part of such payment from the Employee or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(f) and 2.3(g) herein.

6.2        Contractual Rights to Benefits. This Agreement establishes and vests in the Employee a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 7. Legal Remedies

7.1        Dispute Resolution. The Employee shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration. If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the laws then in effect and under the administration of the American Arbitration Association. The Employee shall be entitled to reimbursement by the Company of all reasonable legal fees incurred by the Employee in connection with any such litigation or arbitration, so long as the Employee prevails on any material issues.

Article 8. Successors

8.1        Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or substantially all the assets of the Company by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

8.2        Assignment by the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Employee dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee, or other designee, or if there is no such designee, to the Employee’s estate.

Article 9. Miscellaneous

9.1        Entire Agreement. This Agreement contains the entire understanding of the Company and the Employee with respect to the termination of the Employee’s employment and the consequences thereof (including, without limitation, severance, benefits and other programs maintained by the Company).

9.2        Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Employee at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

9.3        Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

9.4        Conflicting Agreements. The Employee hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

9.5        Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Employee hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

9.6        Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Employee and by the Company, as applicable, or by the respective parties’ legal representatives or successors.

9.7        Applicable Law. To the extent not preempted by the laws of the United States, the laws of Delaware shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on this      day of                 , 2012.

	ATTEST	Walter Energy, Inc.

By:		By:	/s/ Walter J. Scheller, III
	Corporate Secretary		Walter J. Scheller, III
Chief Executive Officer
Walter Energy Inc.

/s/ Robert Kerley
Robert Kerley